UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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OSI SYSTEMS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other than the Registrant)

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12525 Chadron Avenue

Hawthorne, California 90250

October 12, 2005

To Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders of OSI Systems, Inc., which will be held at 10:00 a.m., local time, on November 11, 2005, at our executive offices, 12525 Chadron Avenue, Hawthorne, California 90250. All holders of OSI Systems, Inc. common stock as of the close of business on September 26, 2005 are entitled to vote at the Annual Meeting. Enclosed is a copy of the Notice of Annual Meeting of Shareholders, Proxy Statement and Proxy.

We hope you will be able to attend the Annual Meeting. Whether or not you expect to attend, it is important that you complete, sign, date and return the Proxy in the enclosed envelope in order to make certain that your shares will be represented at the Annual Meeting.

Sincerely,

Victor S. Sze
Secretary

12525 Chadron Avenue

Hawthorne, California 90250

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held November 11, 2005

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the “Annual Meeting”) of OSI Systems, Inc., a California corporation (the “Company”), will be held at 10:00 a.m., local time, on November 11, 2005, at the executive offices of the Company, 12525 Chadron Avenue, Hawthorne, California 90250, for the following purposes:

1. To elect five directors to hold office for a one-year term and until their respective successors are elected and qualified.

2. To ratify the selection of Deloitte & Touche LLP as the Company’s independent public accountants for the fiscal year ending June 30, 2006.

3. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2005, containing consolidated financial statements, is included with this mailing.

The Board of Directors has fixed the close of business on September 26, 2005, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and all adjourned meetings thereof.

By Order of the Board of Directors

Victor S. Sze
Secretary

Dated: October 12, 2005

PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE RETURN ENVELOPE FURNISHED FOR THAT PURPOSE AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. IF YOU LATER DESIRE TO REVOKE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ATTACHED PROXY STATEMENT.

OSI SYSTEMS, INC.

12525 Chadron Avenue

Hawthorne, California 90250

PROXY STATEMENT

GENERAL INFORMATION

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of OSI Systems, Inc. (the “Company”) for use at the Annual Meeting of Shareholders (the “Annual Meeting” or the “Meeting”), to be held at 10:00 a.m., local time, on November 11, 2005, at the executive offices of the Company, 12525 Chadron Avenue, Hawthorne, California 90250, and at any adjournment thereof. When such proxy is properly executed and returned, the shares it represents will be voted in accordance with any directions noted thereon. If you sign your proxy card with no further instructions, your shares will be voted “FOR” each of the nominees for the Board of Directors, “FOR” the ratification of Deloitte & Touche LLP (“Deloitte & Touche”) as the Company’s independent public accountants for the fiscal year ending June 30, 2006, and, in the discretion of the proxy holders, with respect to any other matters that properly come before the Annual Meeting.

Any shareholder giving a proxy has the power to revoke it at any time before it is voted by written notice to the Secretary of the Company or by issuance of a subsequent proxy. In addition, a shareholder attending the Annual Meeting may revoke his or her proxy and vote in person if he or she desires to do so, but attendance at the Annual Meeting will not of itself revoke the proxy.

At the close of business on September 26, 2005, the record date for determining shareholders entitled to notice of and to vote at the Annual Meeting, the Company had issued and outstanding 16,245,224 shares of common stock, without par value (“Common Stock”). A majority of the shares outstanding on the record date, present in person at the Meeting or represented at the Meeting by proxy, will constitute a quorum for the transaction of business. Shares that are voted “FOR”, “AGAINST”, “ABSTAIN” or “WITHHELD” from a proposal are treated as being present at the Meeting for purposes of establishing a quorum. Each share of Common Stock entitles the holder of record thereof to one vote on any matter coming before the Annual Meeting. In voting for directors, however, if any shareholder gives notice at the Annual Meeting prior to voting of an intention to cumulate votes, then each shareholder has the right to cumulate votes and to give any one or more of the nominees whose names have been placed in nomination prior to voting a number of votes equal to the number of directors to be elected (i.e., five) multiplied by the number of shares which the shareholder is entitled to vote. Unless the proxy holders are otherwise instructed, shareholders, by means of the accompanying proxy, will grant the proxy holders discretionary authority to cumulate votes.

The enclosed Proxy, when properly signed, also confers discretionary authority with respect to amendments or variations to the matters identified in the Notice of Annual Meeting and with respect to other matters which may be properly brought before the Annual Meeting. At the time of printing this Proxy Statement, management was not aware of any other matters to be presented for action at the Annual Meeting. If, however, other matters which are not now known to management should properly come before the Annual Meeting, the proxies hereby solicited will be exercised on such matters in accordance with the best judgment of the proxy holders.

The total number of votes that could be cast at the Meeting is the number of votes actually cast, plus the number of abstentions and broker non-votes, described below. Abstentions are counted as shares present at the Meeting for purposes of determining whether a quorum exists; however, abstentions will not be counted as votes for or against a proposal. Proxies submitted by brokers that do not indicate a vote for some or all of the proposals because they do not have discretionary voting authority and have not received instructions as to how to vote on those proposals (so-called “broker non-votes”) are counted as present and entitled to vote and are, therefore, included for purposes of determining whether a quorum is present at the Meeting; however, broker non-votes are not deemed to be votes cast. As a result, broker non-votes are not included in the tabulation of the voting results on the election of directors or issues requiring approval of a majority of the votes cast and, therefore, do not have the effect of votes for or against a proposal.

In the election of directors, the candidates who receive the largest number of affirmative votes cast are elected as directors up to the maximum number of directors to be chosen at the Annual Meeting. Approval of the other proposals will require the affirmative vote of a majority of the shares of Common Stock present and voting in person at the Meeting or represented by proxy and entitled to vote on the subject matter of the proposal.

The Company will pay the expenses of soliciting proxies for the Annual Meeting, including the cost of preparing, assembling and mailing the proxy solicitation materials. Proxies may be solicited personally, by mail, by e-mail, or by telephone, by directors, officers and regular employees of the Company who will not be additionally compensated therefore. It is anticipated that this Proxy Statement and accompanying Proxy will be mailed on or about October 12, 2005 to all shareholders entitled to vote at the Annual Meeting. A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2005, containing consolidated financial statements, is included in this mailing.

The matters to be considered and acted upon at the Annual Meeting are referred to in the preceding notice and are more fully discussed below.

ELECTION OF DIRECTORS

(Item 1 of the Proxy Card)

Nominees

The Board of Directors consists of five members. At each annual meeting of shareholders, directors are elected for a term of one year to succeed those directors whose terms expire on the annual meeting date.

The five candidates nominated for election as directors at the Annual Meeting are Deepak Chopra, Ajay Mehra, Steven C. Good, Meyer Luskin and Chand R. Viswanathan. The enclosed Proxy will be voted in favor of these individuals unless other instructions are given. If elected, the nominees will serve as directors until the Company’s Annual Meeting of Shareholders in 2006, and until their successors are elected and qualified. If any nominee declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although the Company knows of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as the Board of Directors may designate.

If a quorum is present and voting, the five nominees for directors receiving the highest number of votes will be elected as directors. Abstentions and shares held by brokers that are present, but not voted because the brokers were prohibited from exercising discretionary authority, i.e., broker non-votes, will be counted as present only for purposes of determining if a quorum is present.

The nominees for election as directors at this meeting are as follows:

Name	Age	Position	Director Since
Deepak Chopra	54	Chairman of the Board of Directors, Chief Executive Officer and President	1987

Ajay Mehra	43	Director, Executive Vice President, and President of Security Group	1996

Steven C. Good(1)(2)(3)(4)	63	Director	1987
Meyer Luskin(1)(2)(3)(4)	79	Director	1990
Chand R. Viswanathan(1)	76	Director	2001

(1)	Member of Audit Committee
(2)	Member of Compensation Committee
(3)	Member of Nominating Committee
(4)	Member of Executive Committee

Deepak Chopra is the founder of the Company and has served as President, Chief Executive Officer and a Director since the Company’s inception in May 1987. He has served as the Company’s Chairman of the Board of Directors since February 1992. Mr. Chopra also serves as the President and Chief Executive Officer of several of the Company’s major subsidiaries. From 1976 to 1979 and from 1980 to 1987, Mr. Chopra held various positions with ILC Technology, Inc. (“ILC”), a publicly-held manufacturer of lighting products, including serving as Chairman of the Board of Directors, Chief Executive Officer, President and Chief Operating Officer of its United Detector Technology division. In 1990, the Company acquired certain assets of ILC’s United Detector Technology division. Mr. Chopra has also held various positions with Intel Corporation, TRW Semiconductors and RCA Semiconductors. Mr. Chopra holds a Bachelor of Science degree in Electronics and a Master of Science degree in Semiconductor Electronics.

Ajay Mehra joined the Company as Controller in 1989 and served as Vice President and Chief Financial Officer from November 1992 until November 2002, when he was named the Company’s Executive Vice President. Mr. Mehra became a Director in March 1996 and served as Secretary between March 1996 and

November 2002. Mr. Mehra also serves as President of the Company’s Security and Inspection Systems Group. Prior to joining the Company, Mr. Mehra held various financial positions with Thermador/Waste King, a household appliance company, Presto Food Products, Inc. and United Detector Technology. Mr. Mehra holds a Bachelor of Arts degree from the School of Business of the University of Massachusetts, Amherst and a Master of Business Administration degree from Pepperdine University.

Steven C. Good has served as a Director of the Company since September 1987. He is a Senior Partner in the accounting firm of Good, Swartz, Brown & Berns, which he founded in 1976, and has been active in consulting and advisory services for businesses in various sectors including the manufacturing, garment, medical services and real estate development industries. Mr. Good founded California United Bancorp and served as its Chairman through 1993. In 1997, Mr. Good was elected as a Director of Arden Realty Group, Inc., a publicly-held Real Estate Investment Trust listed on the New York Stock Exchange. Since October 1997, Mr. Good has also served as a Director of Big Dogs, Inc., a publicly held corporation listed on NASDAQ. Mr. Good holds a Bachelor of Science degree in Business Administration from the University of California, Los Angeles and attended its Graduate School of Business.

Meyer Luskin has served as a Director of the Company since February 1990. Since 1961, Mr. Luskin has served as the President, Chief Executive Officer and Chairman of the board of directors of Scope Industries, a publicly-held company listed on the American Stock Exchange, which is engaged in the business of recycling and processing food waste products into animal feed. Mr. Luskin has also served as a Director of Scope Industries since 1958 and currently serves as a Director of Stamet, Inc., an industrial solid pump manufacturer, Chromagen, Inc., a biotechnology company, Alerion Biomedical, Inc. a biotechnology company, and Myricom, Inc. a computer and network infrastructure company. Mr. Luskin holds a Bachelor of Arts degree from the University of California, Los Angeles, and a Master of Business Administration degree from Stanford University.

Chand R. Viswanathan has served as a Director of the Company since June 2001. Dr. Viswanathan has been a Professor of Electrical Engineering on the faculty of the University of California, Los Angeles since 1974 and a member of the faculty of that department since 1962. He served as the Chairman of the department from 1979 to 1985.

Relationships Among Directors or Executive Officers

There are no arrangements or understandings known to the Company between any of the directors or nominees for director of the Company and any other person pursuant to which any such person was or is to be elected a director.

Ajay Mehra is the first cousin of Deepak Chopra. Other than this relationship, there are no family relationships among the directors or Named Executive Officers of the Company (for a list of Named Executive Officers, See “Information Concerning Management, Compensation and Stock Ownership – Executive Compensation”).

Board of Directors Meetings and Committees of the Board of Directors

There were four meetings of the Board of Directors and the Board of Directors acted pursuant to unanimous written consent on four additional occasions during the fiscal year ended June 30, 2005. The Board of Directors has established an Audit Committee, Compensation Committee, Executive Committee, and Nominating Committee. The members of each committee are appointed by the majority vote of the Board of Directors. No director attended fewer than 75% of the aggregate number of meetings held by the Board of Directors and all committees on which such director served.

The Board of Directors has determined that each of the directors, except Deepak Chopra and Ajay Mehra, is independent within the meaning of the rules and regulations of the Securities and Exchange Commission

(“SEC”) and the Nasdaq Stock Market, Inc. (“NASDAQ”) director independence standards (“Listing Standards”), as currently in effect. Furthermore, the Board of Directors has determined that each of the members of each of the committees of the Board of Directors is “independent” within the meaning of the rules and regulations of the SEC and the NASDAQ Listing Standards, as currently in effect.

Audit Committee

The Company has a separately designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee makes recommendations for selection of the Company’s independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and any non-audit fees, and reviews the financial statements of the Company and the adequacy of the Company’s internal accounting controls and financial management practices.

The Audit Committee consists of Messrs. Good, Luskin and Viswanathan. The Board of Directors has determined that, based upon his prior work experience and his tenure and experience on the Company’s Audit Committee, Mr. Good qualifies as an “Audit Committee Financial Expert” as this term has been defined under the rules and regulations of the SEC. To date, no determination has been made as to whether the other members of the Audit Committee also qualify as Audit Committee Financial Experts. There were 11 meetings of the Audit Committee during the fiscal year ended June 30, 2005. See Report of the Audit Committee.

The Audit Committee acts pursuant to a written charter adopted by the Board of Directors, a copy of which is available under the Investor Relations section of our website – http://www.osi-systems.com.

Compensation Committee

The Compensation Committee is responsible for determining compensation for the Company’s executive officers, reviewing and approving executive compensation policies and practices, and providing advice and input to the Board of Directors in the administration of the Company’s stock option plans. The Compensation Committee engages and consults with independent compensation consultants in the performance of its duties. The Compensation Committee consists of Messrs. Good and Luskin. There was one meeting of the Compensation Committee during the fiscal year ended June 30, 2005. See Report of the Compensation Committee.

The Compensation Committee acts pursuant to a written charter adopted by the Board of Directors, a copy of which is available under the Investor Relations section of our website – http://www.osi-systems.com.

Executive Committee

In January 2004, the Board of Directors formed an Executive Committee whose members convene for the purpose of advising and consulting with the Company’s management regarding potential acquisitions, mergers and strategic alliances between the Company and third parties. The Executive Committee consists of Messrs. Good and Luskin. There was one meeting of the Executive Committee during the fiscal year ended June 30, 2005.

The Executive Committee acts pursuant to a written charter adopted by the Board of Directors, a copy of which is available under the Investor Relations section of our website – http://www.osi-systems.com.

Nominating Committee

In June 2004, the Board of Directors formed a Nominating Committee for the purpose of evaluating nominations for new members of the Board of Directors. The Nominating Committee consists of Messrs. Good, and Luskin. There were no meetings of the Nominating Committee during the fiscal year ended June 30, 2005.

The Nominating Committee will consider candidates based upon their business and financial experience, personal characteristics, expertise that is complementary to the background and experience of other Board of Directors members, willingness to devote the required amount of time to carrying out the duties and responsibilities of membership on the Board of Directors, willingness to objectively appraise management performance, and any such other qualifications the Nominating Committee deems necessary to ascertain the candidate’s ability to serve on the Board of Directors.

The Nominating Committee acts pursuant to a written charter adopted by the Board of Directors, a copy of which is available under the Investor Relations section of our website – http://www.osi-systems.com.

Director Nomination Process

The Nominating Committee will consider director candidates recommended by shareholders. Shareholders who wish to submit names of candidates for election to the Board of Directors must do so in writing. The recommendation should be sent to the following address: c/o Secretary, OSI Systems, Inc., 12525 Chadron Avenue, Hawthorne, CA 90250. The Company’s Secretary will, in turn, forward the recommendation to the Nominating Committee. The recommendation should include the following information:

•	A statement that the writer is a shareholder and is proposing a candidate for consideration by the Nominating Committee;

•	The name and contact information for the candidate;

•	A statement of the candidate’s occupation and background, including education and business experience;

•	Information regarding each of the factors listed above, sufficient to enable the committee to evaluate the candidate;

•	A statement detailing (i) any relationship or understanding between the candidate and the Company, or any customer, supplier, competitor, or affiliate of the Company, and (ii) any relationship or understanding between the candidate and the shareholder proposing the candidate for consideration, or any affiliate of such shareholder; and

•	A statement that the candidate is willing to be considered for nomination by the committee and willing to serve as a director if nominated and elected.

Shareholders must also comply with all requirements of the Company’s bylaws, a copy of which is available from our Secretary upon written request, with respect to nomination of persons for election to the Board of Directors. The Company may also require any proposed nominee to furnish such other information as the Company or the committee may reasonably require to determine the eligibility of the nominee to serve as a director. In performing its evaluation and review, the committee generally does not differentiate between candidates proposed by shareholders and other proposed nominees, except that the committee may consider, as one of the factors in its evaluation of shareholder recommended candidates, the size and duration of the interest of the recommending shareholder or shareholder group in the equity of the Company.

To date, the Nominating Committee has not retained or paid any third party to identify or evaluate, or assist in identifying or evaluating, potential director nominees, although it may do so in the future. The Nominating Committee did not receive any shareholder recommendations for nomination to the Board of Directors in connection with this year’s Annual Meeting, and this year’s nominees for director are all currently directors of the Company. Shareholders wishing to submit nominations for next year’s annual meeting of shareholders must notify us of their intent to do so on or before the date on which shareholder proposals to be included in the proxy statement for the shareholder meeting must be received by the Company. For details see “Shareholder Proposals.”

Annual Meeting Attendance

The Company has adopted a formal policy with regard to directors’ attendance at annual meetings of shareholders. All members of the Board of Directors of the Company are strongly encouraged to prepare for, attend and participate in all annual meetings of shareholders. All of the Company’s directors attended the 2005 annual meeting of shareholders in person.

Shareholder Communications

Shareholders interested in communicating directly with the Board of Directors, or specified individual directors, may do so by writing the Secretary of the Company at the following address: c/o Secretary, OSI Systems, Inc., 12525 Chadron Avenue, Hawthorne, CA 90250. The Secretary will review all such correspondence and will regularly forward to the Board of Directors copies of all such correspondence that, in the opinion of the Secretary, deals with the functions of the Board of Directors or committees thereof or that he otherwise determines requires their attention. Directors may at any time review a log of all correspondence received that is addressed to members of the Board of Directors and request copies of such correspondence. Concerns relating to accounting, internal controls or auditing matters will immediately be brought to the attention of the Audit Committee and handled in accordance with procedures established by the Audit Committee with respect to such matters.

Director Compensation

Each non-employee director receives a fee of $15,000 per year, $1,500 for each Board of Directors or committee meeting attended, and options to purchase 5,000 shares of the Company’s Common Stock at an exercise price equal to 100% of fair market value as of the date of grant. Each member of the Executive Committee also receives a fee of $10,000 per year. In addition, options to purchase 5,000 shares of Common Stock at an exercise price equal to 100% of fair market value as of the date of grant are granted to each member of the Executive Committee and each member of the Compensation Committee. These options vest in three installments: 25% on the first anniversary of the grant date, 25% on the second anniversary, and the balance on the third anniversary, conditioned upon continued service as a director of the Company. The directors also are reimbursed for expenses incurred in connection with the performance of their services as directors.

Code of Ethics

The Company has adopted a Code of Ethics and Conduct, which code applies to all of its directors, officers and employees. A copy of the Code of Ethics and Conduct is attached as an exhibit to the Company’s 2005 Annual Report on Form 10-K filed with the SEC. A copy of the Code of Ethics and Conduct may also be obtained, without charge, upon written request addressed to the following address, c/o Secretary, OSI Systems, Inc., 12525 Chadron Avenue, Hawthorne, CA 90250.

The Board of Directors unanimously recommends that you vote FOR the election of each of Deepak Chopra, Ajay Mehra, Steven C. Good, Meyer Luskin and Chand R. Viswanathan as directors of the Company. Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the Proxy or, if no direction is made, for each of the above-named nominees. The election of directors requires a plurality of the votes cast by the holders of the Company’s Common Stock present in person at the Meeting or represented by proxy, and entitled to vote on the subject matter of the proposal.

RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

(Item 2 of the Proxy Card)

The Audit Committee of the Board of Directors has selected Deloitte & Touche as the Company’s independent public accountants for the fiscal year ending June 30, 2006, and has further directed that management submit the selection of independent public accountants for ratification by the shareholders at the Annual Meeting. Deloitte & Touche has no financial interest in the Company and neither it nor any member or employee of the firm has had any connection with the Company in the capacity of promoter, underwriter, voting trustee, director, officer or employee. A representative of Deloitte & Touche is expected to be present at the Annual Meeting.

In the event the shareholders fail to ratify the selection of Deloitte & Touche, the Audit Committee will reconsider whether or not to retain the firm. Even if the selection is ratified, the Audit Committee and the Board of Directors in their discretion may direct the appointment of a different independent public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its shareholders.

Audit Fees

The aggregate fees billed for the audit of the Company’s annual financial statements for the fiscal years ended June 30, 2005 and 2004 and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q were approximately $2,872,000 and $1,138,000, respectively. For the fiscal year ended June 30, 2005, these fees included approximately $1,674,000 related to the audit of the Company’s internal control over financial reporting.

Audit-Related Fees

The aggregate fees billed for audit-related services for the fiscal years ended June 30, 2005 and 2004 were approximately $1,105,000 and $40,000, respectively. For the fiscal year ended June 30, 2005, these fees include approximately $990,000 for a potential equity offering for the Spacelabs Healthcare Inc., fees in connection with stand alone audit scope for the Security and Inspection Systems Group of $65,000, a pension plan audit of $7,000 and fees for services in connection with SEC registration statement of $44,000. For the fiscal year ended June 30, 2004, these fees related to due diligence/consultation services in connection with potential and completed acquisitions of $24,000, Sarbanes-Oxley 404 advisory fees of $9,000 and pension plan audits of $7,000.

Tax Fees

The aggregate fees billed for tax services for the fiscal years ended June 30, 2005 and 2004 were approximately $178,000 and $428,000, respectively. For the fiscal years ended June 30, 2005 and 2004, these fees related to U.S. and international tax return compliance and advisory services.

All Other Fees

During the fiscal years ended June 30, 2005 and 2004, there were no fees for services not included in the above categories.

Audit Committee’s Pre-Approval Policy

The Audit Committee pre-approves all audit, audit-related and tax services (other than prohibited non-audit services) to be provided by the independent public accountants. The Audit Committee has delegated to its Chairman the authority to pre-approve all other services to be provided by the independent public accountants, up to an aggregate of $50,000 each fiscal year. The Chairman reports each such pre-approval decision to the full Audit Committee at its next scheduled meeting.

Independence

The Audit Committee has considered whether Deloitte’s provision of services other than its audit of the Company’s annual financial statement and its review of the Company’s quarterly financial statements is compatible with maintaining such independent public accountant’s independence and has determined that it is compatible.

The Board of Directors unanimously recommends that you vote FOR this proposal (Proposal 2 on the Proxy) to ratify the selection of the independent public accountants. Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the Proxy or, if no direction is made, in favor of this proposal. In order to be adopted, this proposal must be approved by the affirmative vote of the holders of a majority of the shares of Common Stock present in person at the Meeting or represented by proxy, and entitled to vote on the subject matter of the proposal.

INFORMATION CONCERNING

MANAGEMENT, COMPENSATION AND STOCK OWNERSHIP

Executive Officers

Deepak Chopra is the founder of the Company and has served as President, Chief Executive Officer and a Director since the Company’s inception in May 1987. He has served as the Company’s Chairman of the Board of Directors since February 1992. Mr. Chopra also serves as the President and Chief Executive Officer of several of the Company’s major subsidiaries. From 1976 to 1979 and from 1980 to 1987, Mr. Chopra held various positions with ILC, a publicly-held manufacturer of lighting products, including serving as Chairman of the Board of Directors, Chief Executive Officer, President and Chief Operating Officer of its United Detector Technology division. In 1990, the Company acquired certain assets of ILC’s United Detector Technology division. Mr. Chopra has also held various positions with Intel Corporation, TRW Semiconductors and RCA Semiconductors. Mr. Chopra holds a Bachelor of Science degree in Electronics and a Master of Science degree in Semiconductor Electronics.

Ajay Mehra joined the Company as Controller in 1989 and served as Vice President and Chief Financial Officer from November 1992 until November 2002, when he was named the Company’s Executive Vice President. Mr. Mehra became a Director in March 1996 and served as Secretary between March 1996 and November 2002. Mr. Mehra also serves as President of the Company’s Security and Inspection Systems Group. Prior to joining the Company, Mr. Mehra held various financial positions with Thermador/Waste King, a household appliance company, Presto Food Products, Inc. and United Detector Technology. Mr. Mehra holds a Bachelor of Arts degree from the School of Business of the University of Massachusetts, Amherst and a Master of Business Administration degree from Pepperdine University.

Anuj Wadhawan was named Chief Financial Officer and Treasurer of the Company in November 2002. From March 1991 to March 2000, Mr. Wadhawan held various accounting and finance-related positions with the Company and its subsidiaries, including Corporate Controller. In March 2000, Mr. Wadhawan became the Company’s Vice President of Finance. Prior to joining the Company, Mr. Wadhawan held various finance positions with the Lighting Division of Phillips Electronics in India. Mr. Wadhawan holds a Bachelor of Science in Accounting from Punjab University in India, is a chartered accountant in India, and has passed the certified public accounting examinations in the United States.

Andreas F. Kotowski has served as Chief Technology Officer for Company’s security and inspection systems subsidiaries since October 2000. Previously, since January 1993, he served as the President of U.S. Operations, General Manager and a Director of the Company’s subsidiary, Rapiscan Security Products (U.S.A.), Inc. From September 1989 to January 1993, Mr. Kotowski was self-employed as an engineering consultant, providing technical and management consulting services to businesses in the explosive detection and medical imaging industries. From 1979 to 1989, Mr. Kotowski held various positions with EG&G Astrophysics, including Vice President of Engineering and Chief Engineer, in which he was responsible for product planning, design, development and management. Prior to 1979, he worked as an Engineer at National Semiconductor Corporation and the Jet Propulsion Laboratory. Mr. Kotowski holds a Bachelor of Science degree in Electrical Engineering and a Bachelor of Science degree in Physics from California State Polytechnic University, Pomona, and a Master of Science degree in Electrical Engineering from Stanford University.

Victor S. Sze was named General Counsel, Vice President of Corporate Affairs of the Company in March 2002. In November 2002, Mr. Sze was appointed Secretary of the Company. In September 2004, Mr. Sze was appointed Executive Vice President of Corporate Affairs. From 1999 through November 2001, Mr. Sze served as in-house counsel to Interplay Entertainment Corp., a developer and worldwide publisher of interactive entertainment software, holding the title of Director of Corporate Affairs. Prior to joining Interplay Entertainment Corp., Mr. Sze practiced law with the firm of Wolf, Rifkin & Shapiro in Los Angeles. Mr. Sze holds a bachelors’ degree in economics from the University of California, Los Angeles and a juris doctorate from Loyola Law School.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the amount of shares of the Company beneficially owned as of September 30, 2005 by each person known by the Company to own beneficially more than 5% of the outstanding shares of the Company’s outstanding Common Stock:

Name of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership of Common Stock(2)	Percent of Class of Common Stock
Deepak Chopra(3)	1,340,640	8.1%
Dimensional Fund Advisors Inc.(4)	1,152,684	7.1%
Royce & Associates, LLC(5)	900,000	5.5%
Strong Capital Management, Inc.(6)	1,046,810	6.4%
Wellington Management Company, LLP(7)	1,949,242	12.0%

(1)	Except as otherwise noted, the address of each shareholder is c/o OSI Systems, Inc., 12525 Chadron Avenue, Hawthorne, CA 90250.
(2)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of Common Stock which are purchasable under options which are currently exercisable, or which will become exercisable no later than 60 days after September 30, 2005, are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.
(3)	Includes 200,000 shares and 200,000 shares owned by The Deepika Chopra Trust UDT, dated July 17, 1987, and The Chandini Chopra Trust UDT, dated July 17, 1987, respectively. Deepak Chopra is the co-trustee of both irrevocable trusts. Of the balance of such shares, 588,815 shares are held jointly by Mr. Chopra and his wife, Nandini Chopra, and 66,825 shares are held individually by Mr. Chopra. Includes 285,000 shares issuable pursuant to options which become exercisable no later than 60 days after September 30, 2005. Mr. Chopra is the Chairman of the Board of Directors, Chief Executive Officer and President of the Company.
(4)	As reported in a Schedule 13G filed with the SEC by Dimensional Fund Advisors Inc., whose address was reported as 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401.
(5)	As reported in a Schedule 13G filed with the SEC by Royce & Associates, LLC, whose address was reported as 1414 Avenue of the Americas, New York, NY 10019.
(6)	As reported in a Schedule 13G filed with the SEC by Strong Capital Management, Inc., whose address was reported as 100 Heritage Reserve, Menomonee Falls, WI 53051.
(7)	As reported in a Schedule 13G filed with the SEC by Wellington Management Company, LLP, whose address was reported as 75 State St., Boston, MA 02109.

The following table sets forth the amount of shares of the Company beneficially owned as of September 30, 2005 by each director of the Company, each Named Executive Officer (see “Information Concerning Management, Compensation and Stock Ownership – Executive Compensation”), and all directors and executive officers as a group:

Name of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership of Common Stock(2)	Percent of Class of Common Stock
Deepak Chopra(3)	1,340,640	8.1%
Ajay Mehra(4)	214,714	1.3%
Anuj Wadhawan(5)	54,560	0.3%
Andreas F. Kotowski(6)	29,143	0.2%
Victor S. Sze(7)	15,000	0.1%
Steven C. Good(8)	35,000	0.2%
Meyer Luskin(9)	157,510	1.0%
Chand R. Viswanathan(10)	15,000	0.1%
All directors and executive officers as a group (8 persons)(3)(4)(5)(6)(7)(8)(9)(10)	1,861,567	11.1%

(1)	Except as noted otherwise, the address of each shareholder is c/o OSI Systems, Inc., 12525 Chadron Avenue, Hawthorne, CA 90250.
(2)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of Common Stock which are purchasable under options which are currently exercisable, or which will become exercisable no later than 60 days after September 30, 2005, are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.
(3)	Includes 200,000 shares and 200,000 shares owned by The Deepika Chopra Trust UDT, dated July 17, 1987, and The Chandini Chopra Trust UDT, dated July 17, 1987, respectively. Deepak Chopra is the co-trustee of both irrevocable trusts. Of the balance of such shares, 588,815 shares are held jointly by Mr. Chopra and his wife, Nandini Chopra, and 66,825 shares are held individually by Mr. Chopra. Includes 285,000 shares issuable pursuant to options which become exercisable no later than 60 days after September 30, 2005. Mr. Chopra is the Chairman of the Board of Directors, Chief Executive Officer and President of the Company.
(4)	Includes 100,000 shares issuable pursuant to options which become exercisable no later than 60 days after September 30, 2005. Mr. Mehra is the Executive Vice President and a Director of the Company and President of the OSI Security Group.
(5)	Includes 38,310 shares issuable pursuant to options which become exercisable no later than 60 days after September 30, 2005. Mr. Wadhawan is the Chief Financial Officer of the Company.
(6)	Includes 13,625 shares issuable pursuant to options which become exercisable no later than 60 days after September 30, 2005. Mr. Kotowski is the Chief Technology Officer of the Company.
(7)	Includes 13,750 shares issuable pursuant to options which become exercisable no later than 60 days after September 30, 2005. Mr. Sze is the General Counsel, Vice President of Corporate Affairs and Secretary of the Company.
(8)	Includes 30,000 shares issuable pursuant to options which become exercisable no later than 60 days after September 30, 2005. Includes 5,000 shares owned for Mr. Good’s benefit by the Good, Swartz & Berns Pension & Profit Sharing Plan, of which Mr. Good is a co-trustee and in which he participates. Mr. Good is a Director of the Company. The address of Mr. Good is 11755 Wilshire Boulevard, 17th Floor, Los Angeles, CA 90025.

(9)	Includes 5,710 shares held by the Meyer and Doreen Luskin Family Trust. Includes 110,700 shares owned by Scope Industries. Mr. Luskin is the Chairman of the Board, President and Chief Executive Officers of Scope Industries. Includes 41,100 shares issuable pursuant to options which become exercisable no later than 60 days after September 30, 2005. Mr. Luskin is a Director of the Company. The address of Mr. Luskin is c/o Scope Industries, 233 Wilshire Boulevard, Suite 310, Santa Monica, CA 90401.
(10)	Includes 15,000 shares issuable pursuant to options which become exercisable no later than 60 days after September 30, 2005. Mr. Viswanathan is a Director of the Company.

Executive Compensation

The following table sets forth the compensation for the Chief Executive Officer, each of the four most highly compensated executive officers whose individual remuneration exceeded $100,000 during the fiscal year ended June 30, 2005, and up to two additional individuals for whom disclosure would have been provided but for the fact that the individual was not serving as an executive officer of the Company at the end of the fiscal year (the “Named Executive Officers”):

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Annual Compensation			Long-Term Compensation			All Other Compen- sation ($)
					Awards		Payouts
		Salary ($)	Bonus ($)	All Other Annual Compen- sation ($)	Restricted Stock Award(s)(#)	Securities Underlying Options/ SARs (#)	LTIP Payouts ($)
Deepak Chopra Chief Executive Officer	2005 2004 2003	925,000 793,269 750,000	300,000 435,000 325,000	— — —	— — —	80,000 100,000 100,000	— — —	$47,600 377,493 676,437	(1) (1)(2) (1)(7)

Ajay Mehra Executive V.P. President of Security Group	2005 2004 2003	338,048 310,000 315,767	120,000 170,000 125,000	— — —	— — —	25,000 25,000 25,000	— — —	11,875 8,600 454,333	(3) (3) (3)(7)

Anuj Wadhawan Chief Financial Officer	2005 2004 2003	228,382 174,941 161,450	90,000 72,500 37,500	— — —	— — —	20,000 20,000 15,000	— — —	2,400 2,400 143,202	(4) (4) (4)(7)

Andreas F. Kotowski Chief Technology Officer	2005 2004 2003	223,260 210,675 204,847	40,000 72,500 42,000	— — —	— — —	5,000 7,500 2,000	— — —	2,400 2,400 2,400	(5) (5) (5)

Victor S. Sze General Counsel, Executive V.P.	2005 2004 2003	209,160 169,945 145,192	75,000 40,000 5,000	— — —	— — —	17,500 17,500 5,000	— — —	3,700 — —	(6)

(1)	The Company paid aggregate insurance premiums of approximately $47,600, $42,700 and $38,000 on behalf of Mr. Chopra in 2005, 2004 and 2003, respectively.
(2)	In 2004, the Company assigned a 20-year term life insurance policy to Mr. Chopra. The value of the assigned policy is $334,793 and is reflected in “All Other Compensation” for 2004.
(3)	The Company paid aggregate insurance premiums of approximately $11,875, $8,600 and $5,500 on behalf of Mr. Mehra in 2005, 2004 and 2003, respectively.
(4)	The Company paid aggregate insurance premiums of approximately $2,400 on behalf of Mr. Wadhawan in each of 2005, 2004 and 2003.
(5)	The Company paid aggregate insurance premiums of approximately $2,400 on behalf of Mr. Kotowski in each of 2005, 2004 and 2003.
(6)	The Company paid aggregate insurance premiums of approximately $3,700 on behalf of Mr. Sze 2005.
(7)	Includes compensation resulting from a disqualified disposition of incentive stock options.

Option Grants

The following table sets forth certain information concerning grants of options to the Named Executive Officers during the year ended June 30, 2005:

OPTION GRANTS IN LAST FISCAL YEAR

Name	Number of Securities Underlying Options/ SARs Granted(#)(1)	Percent of Total Options/SARs Granted to Employees in Fiscal Year Year (%)	Exercise Price ($/Share)	Expiration Date	Potential Realizable Value of Assumed Annual Rates of Stock Price Appreciation for Options Term(2)
					5%($)	10%($)
Deepak Chopra	80,000	21.22	20.91	11/26/09	462,164	1,021,261
Ajay Mehra	25,000	6.63	20.91	11/26/09	144,426	319,144
Anuj Wadhawan	20,000	5.31	20.91	11/26/09	115,541	255,315
Andreas F. Kotowski	5,000	1.33	20.91	11/26/09	28,885	63,829
Victor S. Sze	17,500	4.64	20.91	11/26/09	101,098	223,401

(1)	All of the listed options vest in three annual installments, 25% on the first anniversary of the date of grant, 25% on the second anniversary, and 50% on the third anniversary.
(2)	Sets forth potential option gains based on assumed annualized rates of stock price appreciation from the exercise price at the date of grant of 5% and 10% (compounded annually) over the full term of the grant with appreciation determined as of the expiration date. The 5% and 10% assumed rates of appreciation are mandated by the rules of the SEC and do not represent the Company’s estimate or projection of future Common Stock prices.

Option Exercises and Fiscal Year-End Values

The following table sets forth certain information regarding option exercises by the Named Executive Officers during the fiscal year 2005 and held by them on June 30, 2005:

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION VALUES

Name	Shares Acquired On Exercise (#)	Value Realized ($)(1)	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In- the-Money Options at Fiscal Year End ($)(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Deepak Chopra	50,000	404,500	265,000	205,000	1,095,000	—
Ajay Mehra	25,000	187,250	93,750	56,250	342,250	—
Anuj Wadhawan	10,000	79,775	33,310	42,500	108,315	—
Andreas F. Kotowski	15,000	163,273	11,375	11,625	—	—
Victor S. Sze	—	—	6,875	33,125	—	—

(1)	Amounts are shown as the positive spread between the exercise price and fair market value (based on the fair market price at fiscal year end of $15.79 per share).

1997 Stock Option Plan

In May 1997, the Board of Directors adopted the 1997 Plan. The 1997 Plan, which was approved by the Company’s shareholders in June 1997, provided for the grant of options to directors, officers, other employees and consultants of the Company to purchase up to an aggregate of 850,000 shares of Common Stock. In November 2000, the Company’s shareholders approved an increase of the number of shares of Common Stock for which options may be granted to 1,850,000. In November 2002, the Company’s shareholders approved an increase of the number of shares of Common Stock for which options may be granted to 2,350,000. In November 2004, the Company’s shareholders approved an increase in the number of shares of Common Stock for which options may be granted to 3,350,000. No eligible person may be granted options during any 12-month period covering more than 425,000 shares of Common Stock. The purpose of the 1997 Plan is to provide participants with incentives that will encourage them to acquire a proprietary interest in, and continue to provide services to, the Company. The 1997 Plan is administered by the Board of Directors, or a committee of the Board of Directors, which has discretion to select optionees and to establish the terms and conditions of each option, subject to the provisions of the 1997 Plan. Options granted under the 1997 Plan may be “incentive stock options” as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or nonqualified options.

The exercise price of incentive stock options may not be less than 100% of the fair market value of Common Stock as of the date of grant (110% of the fair market value if the grant is to an employee who owns more than 10% of the total combined voting power of all classes of capital stock of the Company). The Code currently limits to $100,000 the aggregate value of Common Stock that may be acquired in any one year pursuant to incentive stock options under the 1997 Plan or any other option plan adopted by the Company. Nonqualified options may be granted under the 1997 Plan at an exercise price of not less than 85% of the fair market value of the Common Stock on the date of grant. Nonqualified options may be granted without regard to any restriction on the amount of Common Stock that may be acquired pursuant to such options in any one year. Options may not be exercised more than ten years after the date of grant (five years after the date of grant if the grant is an incentive stock option to an employee who owns more than 10% of the total combined voting power of all classes of capital stock of the Company). Options granted under the 1997 Plan generally are nontransferable, but transfers may be permitted under certain circumstances at the discretion of the administrator. Shares subject to options that expire unexercised under the 1997 Plan will once again become available for future grant under the 1997 Plan. The number of options outstanding and the exercise price thereof are subject to adjustment in the case of certain transactions such as mergers, recapitalizations, stock splits or stock dividends. As of June 30, 2005, stock options to purchase 796,726 shares were exercised under the 1997 Plan, stock options to purchase an aggregate of 1,775,148 shares were outstanding under the 1997 Plan at exercise prices ranging from $3.13 to $20.91 per share, and stock options to purchase 790,801 shares remained available for future grant. The 1997 Plan is effective for ten years, unless sooner terminated or suspended.

During the fiscal year ended June 30, 2005, the Board of Directors of the Company granted options to purchase an aggregate of 377,000 shares of Common Stock under the 1997 Plan to certain executive officers, directors and employees of the Company. These options are exercisable at a price equal to the fair market value of the Common Stock on the date of grant. Options granted to such officers, directors and employees of the Company generally are subject to vesting. Such options will become exercisable in installments over a period of three years from the date of grant, subject to the optionee’s continuing employment or service as a director of the Company.

In general, upon termination of employment of an optionee, all options granted to such person which were not exercisable on the date of such termination will immediately terminate, and any options that are exercisable will terminate not more than three months (six months in the case of termination by reason of death or disability) following termination of employment.

To the extent nonqualified options are granted under the 1997 Plan, the Company intends to issue such options with an exercise price of not less than the market price of the Common Stock on the date of grant.

Employee Stock Purchase Plan

In August 1998, the Board of Directors adopted the Company’s Employee Stock Purchase Plan (the “1998 Plan”). The 1998 Plan, which was approved by the Company’s shareholders in November 1998, provides persons who have been regular employees of the Company or its U.S. subsidiaries for at least six months, and who meet certain other criteria, the opportunity to purchase shares of Common Stock through regular payroll deductions. The total number of shares of Common Stock subject to the 1998 Plan is 200,000. The 1998 Plan is administered by the Board of Directors, or a committee of the Board of Directors. The 1998 Plan qualifies as an “employee stock purchase plan” as defined in Section 423 of the Code.

To participate in the 1998 Plan, eligible employees submit a form to the Company’s payroll office authorizing payroll deductions in an amount between 1% and 10% of the employee’s regular annual pay. At the end of each offering period, initially set at six months duration, the aggregate amount deducted from each participating employee’s paycheck is applied to the purchase of a whole number of shares of Common Stock, with any sums remaining being returned to the employee. No interest accrues on payroll deductions. The purchase price of the Common Stock is 85% of the lesser of the fair market value of the Common Stock (as determined by the Board of Directors) on the first day or the last day of the offering period. If the aggregate number of shares of Common Stock which all participants elect to purchase during any offering period is greater than the number of shares remaining available for issuance under the 1998 Plan, the remaining shares will be allocated pro-rata among participants. Notwithstanding any of the foregoing, no employee may purchase Common Stock under the 1998 Plan if (i) after any such purchase, the employee would own 5% or more of the total combined voting power or value of all classes of the Company’s stock on a consolidated basis, or (ii) the rights to purchase Common Stock under the 1998 Plan and all other qualified employee stock purchase plans of the Company or any of its subsidiaries granted to that employee would exceed $25,000 per calendar year.

A participant may elect to withdraw from the 1998 Plan at any time up to the last day of an offering period by filing a form to such effect. Upon withdrawal, the amount contributed to the employee will be refunded in cash, without interest. Any person withdrawing may not participate again in the 1998 Plan until the end of one complete offering period. Termination of a participant’s employment for any reason shall be treated as a withdrawal.

Employee Benefit Plan, Pension Plans

In 1991, the Company established a tax-qualified employee savings and retirement plan (the “401(k) Plan”) covering all of its employees. Pursuant to the 401(k) Plan, employees may elect to reduce their current compensation by up to the annual limit prescribed by statute ($14,000 in calendar 2005) and contribute the amount of such reduction to the 401(k) Plan. The 401(k) Plan allows for matching contributions to the 401(k) Plan by the Company, such matching and the amount of such matching to be determined at the sole discretion of the Board of Directors. For the fiscal year ended June 30, 2005, the Company had provided $1,057,000 in discretionary matching contributions with respect to the 401(k) Plan. The trustee under the 401(k) Plan, at the direction of each participant, invests the assets of the 401(k) Plan in numerous investment options. The 401(k) Plan is intended to qualify under Section 401 of the Code so that contributions by employees to the 401(k) Plan, and income earned on plan contributions, are not taxable until withdrawn and so that the contributions by employees will be deductible by the Company when made.

Certain employees in the following of the Company’s operations are covered by pension plans: Advanced Micro Electronics AS, Rapiscan Systems Oy, Rapiscan Systems Limited, Spacelabs Medical Austria GmbH, Spacelabs Medical (Canada) Inc., Spacelabs Medical Finland Oy, Spacelabs Medical Germany GmbH, Spacelabs Medical SAS, Spacelabs Medical UK Limited, and divisions of Spacelabs Medical operating in Australia and Italy. As of the date hereof, approximately 205 employees are covered by these plans.

Employment Arrangements

On July 18, 2005, the Company entered into an Amended and Restated Employment Agreement with its President and Chief Executive Officer, Deepak Chopra. Unless the employment agreement is terminated earlier in accordance with its terms, the Company will employ Mr. Chopra until the later of (i) the fifth anniversary of the date of the agreement or (ii) the close of business three years following the date that either party notifies the other in writing that the notifying party elects to end the term of the agreement. Pursuant to the terms of the employment agreement, Mr. Chopra is to receive an annual base salary of $950,000 and will be eligible to participate in a year-end bonus pool for management, if such bonus pool is established. In addition, the employment agreement provides that the Compensation Committee may grant options to purchase shares of the Company’s Common Stock to Mr. Chopra in each of the fiscal years he is employed by the Company. The agreement may be terminated for “cause” or due to Mr. Chopra’s death or disability. In addition, Mr. Chopra may resign from the Company for “good reason” as defined in the employment agreement. If Mr. Chopra is terminated by the Company other than for “cause” or death or disability, or resigns from the Company for “good reason,” he will receive continued payment of base salary for three years from the date of such termination of resignation from the Company, bonus and certain accelerated vesting of options. The agreement also contains certain restrictive covenants and other prohibitions that preclude Mr. Chopra from competing with the Company or soliciting its employees or customers following termination.

The Company entered into a three-year employment agreement with Ajay Mehra, the Company Executive Vice President and President of Rapiscan Systems, which became effective on September 1, 1997. The employment agreement provided for a base salary to be determined each year by the Compensation Committee. In February 2003, the Company amended Mr. Mehra’s employment agreement to extend the term of the agreement until August 31, 2006. The Compensation Committee increased Mr. Mehra’s annual base salary to $340,000 effective April 1, 2004 and to $345,000 effective September 1, 2004. Mr. Mehra is eligible to receive discretionary bonus payments from the bonus pool established by the Company for its officers and employees and to participate in incentive compensation and other employee benefit plans established by the Company from time to time.

The Company and Anuj Wadhawan, the Company’s Chief Financial Officer, were parties to an employment agreement dated June 1, 2003. On July 18, 2005, the parties amended the employment agreement to extend the term of the agreement until June 1, 2007. As of June 1, 2004, Mr. Wadhawan’s annual base salary was $200,000. Effective September 1, 2004, the Compensation Committee increased Mr. Wadhawan’s annual base salary to $225,000. Mr. Wadhawan is eligible to receive discretionary bonus payments from the bonus pool established by the Company for its officers and employees and to participate in incentive compensation and other employee benefit plans established by the Company from time to time.

Andreas F. Kotowski, the Company’s Chief Technology Officer, is currently employed by the Company pursuant to an employment arrangement that is terminable by either party at any time for any reason. As of December 1, 2003, Mr. Kotowski’s annual base salary was $216,300. The Compensation Committee increased Mr. Kotowski’s annual base salary to $225,000 effective September 1, 2004. Mr. Kotowski is also eligible to receive discretionary bonus payments from the bonus pool established by the Company for its officers and employees and to participate in incentive compensation and other employee benefit plans established by the Company from time to time.

The Company and Victor Sze, the Company’s General Counsel and Executive Vice President, were parties to an employment agreement dated July 1, 2003. On July 18, 2005, the parties amended the employment agreement to extend the term of the agreement until July 1, 2007. As of January 1, 2004, Mr. Sze’s annual base salary was $185,000. Effective September 1, 2004, the Compensation Committee increased Mr. Sze’s annual base salary to $215,000. Mr. Sze is eligible to receive discretionary bonus payments from the bonus pool established by the Company for its officers and employees and to participate in incentive compensation and other employee benefit plans established by the Company from time to time.

Management allocates bonuses to officers and employees of the Company under a bonus plan that has been in effect since the Company’s inception. The amount of bonus for each officer or employee is determined by comparing the profits of the subsidiary or division in which such person performed services against the budget profit goals for such subsidiary or division, as determined before the start of the fiscal year.

Certain Relationships and Related Transactions

In 1994, the Company, together with Electronics Corporation of India Limited (“ECIL”), an unaffiliated Indian company, formed ECIL-Rapiscan Security Products Limited, a joint venture under the laws of India. The Company owns a 36% interest in the joint venture, Mr. Chopra owns a 10.5% interest and Mr. Mehra owns a 4.5% interest. The remaining 49.0% interest in the joint venture is owned by ECIL. The Company sells security and inspection kits to ECIL at a price no less favorable to the Company than the price the Company charges unaffiliated third parties for such products. To date, the Company’s portion of the earnings of ECIL Rapiscan has been immaterial to the Company’s financial results and results of operations.

The Company contracts for a portion of its automobile rental and messenger services from a business that was owned during fiscal year 2005 by Mr. Chopra and his wife. The Company paid the business approximately $60,000 for such services during fiscal year 2005. The Company contracts for printing services from a business owned by Mr. Chopra’s father-in-law, Madan G. Syal. Mr. Syal retired as a Director of the Company on June 30, 2004. The Company paid Mr. Syal approximately $67,000 for such printing services during fiscal year 2005. In addition, in consideration of Mr. Syal’s past services to the Company as a Director, the Board of Directors approved yearly payments of $25,000 each to Mr. Syal during each of fiscal years 2004, 2005, 2006 and 2007.

The Company believes that each of the foregoing transactions was on terms at least as favorable to the Company as those that could have been obtained from nonaffiliated third parties. The Company currently intends that any future transactions with affiliates of the Company will be on terms at least as favorable to the Company as those that can be obtained from nonaffiliated third parties.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the of the Exchange Act requires the Company’s executive officers and directors and persons who beneficially own more than 10% of a registered class of the Company’s Common Stock to file initial reports of ownership and reports of changes in ownership with the SEC. Such officers, directors and shareholders are required by SEC regulations to furnish the Company with copies of all such reports that they file. Based solely upon the Company’s review of such forms furnished to the Company during the fiscal year ended June 30, 2005, and written representations from certain reporting persons, the Company believes that all but one of the Company’s executive officers and all of the Company’s directors and more than 10% shareholders have complied with all such filing requirements. Mr. Kotowski, an executive officer, neglected to timely make one such filing.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is composed of two non-employee directors, Messrs. Good and Luskin. No executive officer of the Company has served during the fiscal year ended June 30, 2005 or subsequently as a member of the board of directors or compensation committee of any entity which has one or more executive officers who serve on the Company’s Board of Directors or the Compensation Committee. During the fiscal year ended June 30, 2005, no member of the Company’s Compensation Committee had any relationship or transaction with the Company required to be disclosed pursuant to Item 402(j) of Regulation S-K under the Exchange Act.

REPORT OF THE COMPENSATION COMMITTEE

This Compensation Committee Report discusses the components of the Company’s executive officer compensation policies and programs and describes the bases upon which compensation is determined by the Compensation Committee with respect to the executive officers of the Company, including the Named Executive Officers. The Compensation Committee reviews and approves salaries, benefits and other compensation for executive officers and reviews bonus pool allocations for key employees of the Company. The Compensation Committee is composed of two non-employee directors.

Compensation Philosophy.    The Compensation Committee endeavors to ensure that the compensation programs for the executive officers of the Company and its subsidiaries are effective in attracting and retaining key executives responsible for the success of the Company and are administered with the long-term interests of the Company and its shareholders in mind. The Compensation Committee seeks to align total compensation for senior management with corporate performance by linking directly executive compensation to individual and team contributions, continuous improvements in corporate performance and shareholder value.

The Compensation Committee takes into account various qualitative and quantitative indicators of corporate and individual performance in determining the level and composition of compensation for the executive officers. The primary quantitative factors reviewed by the Compensation Committee include such financial measures as net income, cash flow and earnings-per-share, and market capitalization of the Company and may vary its quantitative measurements from employee to employee and from year to year. The Compensation Committee also appreciates the importance of achievements that may be difficult to quantify, and accordingly recognizes qualitative factors, such as superior individual performance, new responsibilities or positions within the Company, leadership ability, overall contributions to the Company and the national and global business and economic environment.

In order to attract and retain highly qualified executives in the areas in which the Company does business and in recognition of the overall competitiveness of the market for highly qualified executive talent, the Compensation Committee also evaluates the total compensation of the executive officers in light of information regarding the compensation practices and corporate financial performance of other companies in its industry.

In implementing its compensation program for executive officers, the Compensation Committee seeks to achieve a balance between compensation and the Company’s annual and long-term budgets and business objectives, encourage executive performance in furtherance of stated Company goals, provide variable compensation based on the performance of the Company, create a stake in the executive officer’s efforts by encouraging stock ownership in the Company, and align executive remuneration with the interests of the Company’s shareholders.

Section 162(m) of the Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any fiscal year to the corporation’s chief executive officer and certain other of the most highly compensated executive officers as of the end of any fiscal year. However, the Code exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. Although, at the present time, the Company is not paying any compensation to any of its executive officers or any other employee that would be disallowed by Section 162(m), the Compensation Committee currently intends to structure performance-based compensation, including stock option grants and annual bonuses, to executive officers who may be subject to Section 162(m) in a manner that satisfies those requirements if, in the future, the need arises. The Board of Directors and the Compensation Committee, however, reserve the authority to award non-deductible compensation in other circumstances as they deem appropriate.

Compensation Program Components.    The Compensation Committee regularly reviews the Company’s compensation program to ensure that pay levels and incentive opportunities are competitive with the market and reflect the performance of the Company. The particular elements of the compensation program for executive officers consist of the following:

Base Salary.    Base salaries for executive officers are established at levels considered appropriate in light of the duties and scope of responsibilities of each executive officer’s position, and the experience the individual brings to the position. Salaries are reviewed periodically and adjusted as warranted to reflect sustained individual performance. Base salaries are kept within a competitive range for each position, reflecting both job performance and market forces.

Annual Bonus.    Management allocates bonuses to officers and key employees of the Company under a bonus plan that has been in effect since the Company’s inception. The amount of bonus for each officer is determined by comparing the profits of the subsidiary or division in which such person performed services against the budget profit goals for such subsidiary or division as determined before the start of the fiscal year.

Long-Term Incentive Compensation.    The Company’s long-term incentive program consists of periodic grants of stock options, which are made at the discretion of the Board of Directors with the advice and input of the Compensation Committee. Decisions made regarding the amount of the grant and other discretionary aspects of the grant take into consideration Company performance, individual performance and experience, competitive forces to attract and retain senior management, and the nature and terms of grants made in prior years.

Chief Executive Officer’s Compensation.    The Company has entered into an employment agreement with Mr. Chopra as more fully described above. See “Information Concerning Management, Compensation and Stock Ownership – Employment Agreements.” In setting Mr. Chopra’s base salary and other compensation under his employment agreement, in granting bonuses, and when considering other forms of compensation, the Compensation Committee has looked to the same components it applies when establishing compensation for the other executive officers of the Company.

Summary.    The Compensation Committee believes that the total compensation program for executive officers of the Company is focused on increasing value for the Company’s shareholders, by attracting and retaining the best qualified people as senior managers and enhancing corporate performance. Furthermore, the Compensation Committee believes that the executive compensation levels of the Company are competitive with the compensation programs provided by other corporations with which the Company is competitive. The foregoing report has been approved by all the members of the Compensation Committee.

COMPENSATION COMMITTEE

Steven C. Good

Meyer Luskin

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is composed of three non-employee directors, Steven C. Good , Meyer Luskin, and Chand R. Viswanathan, all of whom meet the independence and experience requirements of the SEC and NASDAQ Listing Standards. The Board of Directors has determined that Mr. Good qualifies as an “Audit Committee Financial Expert” as this term has been defined under the rules and regulations of the SEC. To date, no determination has been made as to whether the other members of the Audit Committee qualify as Audit Committee Financial Experts. The Audit Committee met six times during the fiscal year ended June 30, 2005.

At each of its meetings, the Audit Committee met with the senior members of the Company’s financial management team and the independent public accountants. The Audit Committee’s agenda is established by the Audit Committee’s chairman and the Company’s chief financial officer. During the year, the Audit Committee had private sessions with the Company’s independent public accountants at which candid discussions of financial management, accounting and internal control issues took place.

The Audit Committee recommended to the Board of Directors the engagement of Deloitte & Touche LLP as the Company’s independent public accountants. The Audit Committee reviewed with the Company’s financial managers and the independent public accountants overall audit scopes and plans, the results of internal and external audit examinations, evaluations by the auditors of the Company’s internal controls, and the quality of the Company’s financial reporting.

The Audit Committee has reviewed with management the audited financial statements in the Annual Report, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. In addressing the quality of management’s accounting judgments, members of the Audit Committee asked for management’s representations that the audited consolidated financial statements of the Company have been prepared in conformity with generally accepted accounting principles and have expressed to both management and the independent public accountants their general preference for conservative policies when a range of accounting options is available.

In its meetings with representatives of the independent public accountants, the committee asks them to address, and discusses their responses to several questions that the committee believes are particularly relevant to its oversight. These questions include:

•	Are there any significant accounting judgments made by management in preparing the financial statements that would have been made differently had the independent public accountants themselves prepared and been responsible for the financial statements?

•	Based on the independent public accountants’ experience and their knowledge of the Company, do the Company’s financial statements fairly present to investors, with clarity and completeness, the Company’s financial position and performance for the reporting period in accordance with generally accepted accounting principles and SEC disclosure requirements?

•	Based on the independent public accountants’ experience and their knowledge of the Company, has the Company implemented internal controls and internal audit procedures that are appropriate for the Company?

The Audit Committee believes that by thus focusing its discussions with the independent public accountants, it can promote a meaningful dialogue that provides a basis for its oversight judgments.

The Audit Committee also discussed with the independent public accountants all other matters required to be discussed by the independent public accountants with the committee under Statement on Auditing Standards No. 61, as amended, (“Communication with Audit Committees”). The Audit Committee received and discussed with the independent public accountants their annual written report on their independence from the Company and its management, which is made under Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”), and considered with the independent public accountants whether the provision of services provided by them to the Company during the fiscal year ended June 30, 2005 was compatible with the independent public accountants’ independence.

Finally, the Audit Committee reviewed and discussed with management and the independent public accountants the evaluation of the Company’s internal controls and the audit of management’s report on the effectiveness of the Company’s internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002.

In performing all of these functions, the Audit Committee acts only in an oversight capacity. The Audit Committee reviews the Company’s SEC reports prior to filing and all quarterly earnings announcements in advance of their issuance with management and representatives of the independent public accountants. In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, including evaluating the effectiveness of disclosure controls and procedures, and evaluating the effectiveness of internal controls over financial reporting, and of the independent public accountants, who, in their report, express an opinion on the conformity of the Company’s annual financial statements with accounting principles generally accepted in the United States of America, as well as expressing an opinion on (1) management’s assessment of the effectiveness of internal control over financial reporting, and (2) the effectiveness of internal controls over financial reporting.

In reliance on these reviews and discussions, and the report of the independent public accountants, the Audit Committee has recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2005, for filing with the SEC.

AUDIT COMMITTEE

Meyer Luskin Steven C. Good Chand R. Viswanathan

COMPANY STOCK PRICE PERFORMANCE

The graph below compares the Company’s cumulative total shareholder return for the period beginning on the market close on the last trading day before the beginning of the Company’s fifth preceding fiscal year through and including the end of the Company’s last completed fiscal year, with the NASDAQ Market Index and with peer groups composed of companies with which the Company has generally competed.

The Company’s peer group for the fiscal year ended June 30, 2004 (“Old Peer Group”) included the following companies: American Science & Engineering (AMEX Symbol: ASE), InVision Technologies, Inc. (NASDAQ Symbol: INVN) and PerkinElmer, Inc. (NYSE Symbol: PKI). The Company’s peer group for the fiscal year ended June 30, 2005 (“New Peer Group”) includes the following companies: American Science & Engineering (AMEX Symbol: ASE), Analogic Corporation (NASDAQ Symbol: ALOG), Criticare Systems, Inc. (AMEX Symbol: CMD) and Datascope Corporation (NASDAQ Symbol: DSCP). The Company has updated the composition of its peer group because it believes that the New Peer Group better reflects the nature of the Company’s current operations.

The graph assumes that $100.00 was invested on June 30, 2000 in the Company’s Common Stock, and in each of the indexes mentioned above, and that all dividends were reinvested. Historical stock price performance is not necessarily indicative of future stock price performance.

Comparison of 5 Year Cumulative Total Return

Assumes Initial Investment of $100

June 2000 Through June 2005

COMPARISON OF CUMULATIVE TOTAL RETURN AMONG

OSI SYSTEMS, INC., NASDAQ MARKET INDEX,

THE OLD PEER GROUP INDEX AND THE NEW PEER GROUP INDEX

Date	OSI Systems	NASDAQ Market Index	Old Peer Group	New Peer Group
6/30/2000	$100.00	$100.00	$100.00	$100.00
9/30/2000	$131.76	$ 92.02	$156.80	$ 95.75
12/31/2000	$ 76.86	$ 61.62	$156.63	$104.11
3/31/2001	$ 40.00	$ 46.00	$ 79.79	$108.37
6/30/2001	$ 46.68	$ 54.21	$ 84.13	$124.46
9/30/2001	$ 99.26	$ 37.61	$ 84.11	$119.03
12/31/2001	$228.89	$ 48.90	$118.99	$113.98
3/31/2002	$316.24	$ 46.28	$ 71.69	$110.57
6/30/2002	$248.85	$ 36.73	$ 43.97	$119.33
9/30/2002	$217.16	$ 29.42	$ 29.90	$104.98
12/31/2002	$213.08	$ 33.56	$ 36.65	$118.63
3/31/2003	$198.40	$ 31.26	$ 36.41	$113.55
6/30/2003	$197.02	$ 37.86	$ 52.32	$123.74
9/30/2003	$217.10	$ 41.73	$ 55.52	$127.01
12/31/2003	$241.06	$ 46.86	$ 66.03	$129.97
3/31/2004	$250.97	$ 46.70	$ 84.91	$139.90
6/30/2004	$250.09	$ 48.00	$ 83.82	$147.59
9/30/2004	$202.03	$ 44.53	$ 74.68	$160.84
12/31/2004	$284.98	$ 51.15	$ 97.69	$182.61
3/31/2005	$219.72	$ 47.08	$ 90.58	$170.44
6/30/2005	$198.14	$ 48.53	$ 83.68	$191.21

SHAREHOLDER PROPOSALS

Any proposals of shareholders which are intended to be presented at next year’s annual meeting must be received by the Company at its principal executive offices on or before July 14, 2006, and must satisfy the conditions established by the SEC and the Company’s bylaws, in order to be considered for inclusion in the Company’s proxy materials relating to that meeting.

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

A copy of the Company’s Annual Report on Form 10-K as filed with the SEC is available upon written request and without charge to shareholders by writing to c/o Secretary, OSI Systems, Inc., 12525 Chadron Avenue, Hawthorne, CA 90250 or by calling telephone number (310) 978-0516.

Only one Annual Report and Proxy Statement may be delivered to multiple shareholders sharing an address unless the Company has received contrary instructions from one or more of the shareholders at that address. The Company will undertake to deliver promptly upon written or oral request a separate copy of the Annual Report or Proxy Statement, as applicable, to a shareholder at a shared address to which a single copy of such documents was delivered. Such request should also be directed to Secretary, OSI Systems, Inc., at the address or telephone number indicated in the previous paragraph. In addition, shareholders sharing an address can request delivery of a single copy of Annual Reports or Proxy Statements if they are receiving multiple copies of Annual Reports or Proxy Statements by directing such request to the same mailing address.

OTHER BUSINESS

The Company does not know of any other business to be presented at the Annual Meeting and does not intend to bring any other matters before such meeting. If any other matters properly do come before the Annual Meeting, however, the persons named in the accompanying Proxy are empowered, in the absence of contrary instructions, to vote according to their best judgment.

By Order of the Board of Directors

Victor S. Sze

Secretary

Hawthorne, California

October 12, 2005

PLEASE COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED REPLY ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

PROXY	PROXY

OSI SYSTEMS, INC.

12525 Chadron Avenue, Hawthorne, CA 90250

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Shareholders and the Proxy Statement and appoints Deepak Chopra and Ajay Mehra and each of them, the Proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of OSI Systems, Inc. (the “Company”) held of record by the undersigned as of the close of business on September 26, 2005, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting of Shareholders of the Company to be held on November 11, 2005, and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth below.

1.	To elect the following directors to serve until the 2006 Annual Meeting of Shareholders or until their respective successors are elected and qualified:

☐    FOR ALL            ☐    WITHHOLD AUTHORITY FOR ALL

Deepak Chopra, Ajay Mehra, Steven C. Good, Meyer Luskin and Chand R. Viswanathan

To withhold authority to vote for any individual nominee, check the box marked “For All” above and write the nominee’s name in the space provided here:

2.	To ratify the Board of Director’s selection of Deloitte & Touche LLP to serve as the Company’s independent accountants for the fiscal year ending June 30, 2006.

☐    FOR            ☐    AGAINST            ☐    ABSTAIN

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

(PLEASE DATE AND SIGN ON REVERSE SIDE)

THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT FOR THE 2005 ANNUAL MEETING.

PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

MARK HERE FOR ADDRESS CHANGE AND INDICATE NEW ADDRESS IN SPACE PROVIDED.

☐	NEW ADDRESS:

NOTE: Please sign exactly as name(s) appear(s). When signing as executor, administrator, attorney, trustee or guardian, please give your full title as such. If a corporation, please sign in full corporation name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person. If a joint tenancy, please have both tenants sign.

Signature:	Dated:

Signature:	Dated: